EXHIBIT 99.1

JOINT FILER INFORMATION

Title of Non-Derivative Securities: Common Stock

Title of Derivative Securities: Warrants (right to buy Common Stock)

Issuer & Ticker Symbol: Derma Sciences, Inc. (DSCI)

Date of event requiring statement: April 2, 2008

Designated Filer:

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, NY 10019

Other Joint Filer Information:

Lehman Brothers Inc., a Delaware corporation, a direct wholly-owned subsidiary of the Reporting Person and direct 100% parent of LB I Group Inc.

745 Seventh Avenue

New York, NY 10019

LB I Group Inc., a Delaware corporation, a direct wholly-owned subsidiary of Lehman Brothers Inc.

399 Park Avenue

New York, NY 10022

Signatures of Joint Filers:

LEHMAN BROTHERS INC.

By:	/s/ Karen Corrigan
Name: Karen Corrigan Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Karen Corrigan
Name: Karen Corrigan Title: Vice President